ILUSTRATO PICTURES INTERNATIONAL INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the "Agreement") is made as of September 06, 2023, among Ilustrato Pictures International Inc., a Nevada corporation (the "Company") and Kyle Edward Comerford, (the "Investor").

The Investor understands that the Company proposes to offer and sell to the Investor 5,555,556 shares of its Common Stock for a purchase price of $50,000.00.

1.	Purchase and Sale of Common Stock.

a.                   Common Stock Subject to the terms and conditions of this Agreement, the Investor agrees to purchase from the Company 5,555,556 shares of Company Common Stock for an aggregate purchase price of $50,000.00, payable by delivery to the Company of a check or wire in the amount of $50,000.00.

b.	Initial Closing.

The purchase and sale of the Units shall take place at the offices of the Company at 26 Broadway, Suite 934, New York, NY 10004 ("Closing"). At the Closing, the Company shall deliver to the Investor the Common Stock, which such Investor is purchasing against delivery to the Company by such Investor of a check, wire transfer, or cancellation of indebtedness in the aggregate amount of the purchase price therefor payable to the Company's order.

2.                  The Company's Representations and Warranties. The Company represents and warrants to the Investor as follows:

a.                   Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

b.                  Authorization. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite corporate action, and this Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Company does not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default (or an event with which the giving of notice or passage of time, or both could result in a default) under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles of Incorporation or the Bylaws of the Company.

c.                   Securities. When issued pursuant to the terms of this Agreement, the Common Stock will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances caused or created by the Company; provided, however, that the Common Stock shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement or otherwise required at the time a transfer is proposed.

3.	Representations, Warranties of Investor and Restrictions on Transfer

a.                   Representations and Warranties of Investor. The Investor represents and warrants to the Company with respect to the purchase of Securities under this Agreement as follows:

i.                    This Agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms.

ii.                  The Investor is acquiring the Common Stock for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Act"). The Investor understands that the shares of Common Stock have not been registered under the Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

iii.                The Investor has discussed the Company and its plans, operations and financial condition with its officers and has received all such information as the Investor deems necessary and appropriate to enable the Investor to evaluate the financial risk inherent in making an investment in the Common Stock. The Investor has received satisfactory and complete information concerning the business and financial condition of the Company in response to the Investor's inquiries.

iv.                The Investor realizes that the acquisition of the Common Stock will be a highly speculative investment. The Investor is able, without impairing the Investor's financial condition, to hold the Common Stock for an indefinite period of time and to suffer a complete loss of the Investor's investment. The Investor recognizes that the Company has only recently been organized and that it has a limited financial and operating history and the investment in the Company involves substantial risks. The Investor understands all of the risks related to the acquisition of the Common Stock. By virtue of the Investor's experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Investor is capable of evaluating the merits and risks of the Investor's investment in the Company and has the capacity to protect the Investor's own interests.

v.                  The Investor understands that the Common Stock must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. Moreover, the Investor understands that the Company is under no obligation to register the Common Stock. The Investor is aware of Rule 144 promulgated under the Act that permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. The Investor understands that the Common Stock will be imprinted with a legend which prohibits the transfer of the Common Stock unless they are registered or such registration is not required in the opinion of counsel for the Company.

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b.                  Legends. In addition to any legend imposed by state securities laws, each certificate representing the Common Stock shall be endorsed with the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The Company need not register a transfer of Common Stock unless the conditions specified in the foregoing legends are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Common Stock unless the conditions specified in the foregoing legends are satisfied.

c.                   Removal of Legends and Transfer Restrictions. The legend relating to the Act endorsed on a stock certificate pursuant to paragraph 4(b) of this Agreement and the stop transfer instructions with respect to such Common Stock shall be removed and the Company shall issue a stock certificate without such legend to the holder of such Common Stock if such Shares are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available, or if such holder provides to the Company an opinion of counsel for such holder of the Shares or Note reasonably satisfactory to the Company or a no-action letter or interpretive opinion of the staff of the Commission to the effect that a public sale, transfer or assignment of such Shares or Note may be made without registration and without compliance with any restriction such as Rule 144. Any legend imposed by state securities laws will be removed if the state agency imposing such legend has consented to its removal.

4.	Miscellaneous.

a.                   Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to the conflict of law provisions thereof.

b.                  Survival. The representations and warranties contained herein shall survive the execution and delivery of this Agreement and the sale of the Common Stock.

c.                   Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

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d.                  Entire Agreement. This Agreement embodies the entire understanding and agreement between each Investor and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

e.                   Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or U.S. mail, addressed (a) if to an Investor, at his or her address set forth opposite such Investors name on the last page of this Agreement, or at such other address as such Investor shall have furnished the Company in writing, or (b) if to the Company, at the address of its principal office, or at such other address as the Company shall have furnished to the Investor in writing.

f.                    Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

g.                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h.                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of the Common Stock. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

COMPANY: ILUSTRATO PICTURES INTERNATIONAL INC.

a Nevada corporation

By: /s/ Nicolas Link

Nicolas Link, CEO

INVESTOR:

$50,000

Amount of Investment

Kyle Edward Corneford

By: /s/ Kyle Edward Corneford

Title:

[Signature page to Ilustrato Pictures International Inc. Common Stock]

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